Exhibit 23.1

November 15, 2004



To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our reports on the audited financial statements of Viastar Holdings Corporation, for the years ended December 31, 2002 and June 30, 2003, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,



/s/ARMANDO C. IBARRA, C.P.A.
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